Exhibit 99.1

NEWS RELEASE	www.agcocorp.com

For Immediate Release

CONTACT:

Greg Peterson

Director, Investor Relations

(770) 232-8229

greg.peterson@agcocorp.com

AGCO Announces Management Changes

DULUTH, GA – August 31, 2012 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment and infrastructure, announced today that Tom Welke is being promoted to the role of Senior Vice President, Global Grain and Protein — GSI.

“Tom brings a wealth of experience and demonstrated leadership to this position and allows us to continue to build our grain storage and protein business around the world,” said Martin Richenhagen, Chairman, President and Chief Executive Officer of AGCO Corporation. “He will be instrumental to our success as we extend our reach in storage and protein production enabling us to further benefit from increases in global grain and food demand.”

Mr. Welke had most recently served as Vice President and Managing Director for GSI China. He has been with GSI since 2008 and was previously President of the Global Grain business. He joined GSI from Whirlpool Corporation where he held various leadership roles including VP of European Product Strategy and Business Teams and VP of North America Demand and Supply Planning. Tom holds an MBA from the University of Michigan. Mr. Welke replaces Scott Clawson who has elected to take on a new role outside of AGCO.

• CHALLENGER  • FENDT  • MASSEY • FERGUSON • VALTRA •

The Company also announced today that Hubertus Muehlhaeuser resigned as Senior Vice President and General Manager, Europe/Africa/Middle East and Information Technology. Mr. Muehlhaeuser joined the Company in 2005 and subsequently served in various positions. Martin Richenhagen, commented, “We thank Mr. Muehlhaeuser for his valuable contributions over the past 7 years.” Mr. Richenhagen will handle Mr. Muehlhaeuser’s duties on an interim basis.

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through four core machinery brands, Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2011, AGCO had net sales of $8.8 billion. http://www.agcocorp.com

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